                                                      Exhibit 21.02(c)

                        SECOND AMENDMENT TO LEASE

   THIS SECOND AMENDMENT TO LEASE ("this Second Amendment") dated as of January __, 1997, by and between 100 EAST PRATT STREET LIMITED PARTNERSHIP, a Maryland limited partnership ("LANDLORD"), and THE HUNTER GROUP, INC., a Maryland corporation ("TENANT").


                          EXPLANATORY STATEMENT

   A. Landlord and Tenant entered into a Lease dated January 18, 1995 and a First Amendment to Lease dated September 8, 1995 (collectively, the "LEASE").

   B. Landlord and Tenant desire to amend the Lease pursuant to the terms of this Second Amendment.

   NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

   1. EXPLANATORY STATEMENT: DEFINED TERMS. The Explanatory Statement of this Second Amendment forms a part hereof. the use of initially capitalized terms in this Second Amendment shall have the meaning ascribed to them in the Lease unless the contest requires otherwise.

   2. LEASE OF 25TH FLOOR SPACE. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, an agreed total rentable area of two thousand two hundred twenty-five (2,225) square feet on the twenty-fifty (25th) floor of the building (the "25th Floor Space"), which 25th Floor Space is shown on EXHIBIT A attached hereto as a part hereof. Accordingly, effective as of the 25th Floor Space Commencement Date (as defined below), the first paragraph of the Lease is amended by deleting that paragraph in its entirety and replacing it with the following new paragraph:

      That the Landlord hereby leases to the Tenant, and the Tenant hereby hires and takes from the Landlord the following described premises (hereinafter collectively called the "premises") outlined on Exhibit A hereto, in the office and retail tower (hereinafter called the "building")known as 100 East Pratt Street, Baltimore, Maryland 21202, containing an aggregate agreed total rentable area of 11,556 square feet, which is located in the building as follows: (a) 9,331 square feet is located on the sixteenth (16th) floor of the building, and (b) 2,225 square feet is located on the twenty-fifty (25th) floor of the building. The building and the adjoining garage and retail space therin and the land on which the improvements are located are sometimes hereinafter called the "project."

  3. Term of 25th Floor Space. The term of the 25th Floor Space shall commence (the 25th Floor Space Commencement Date") on April 1, 1997 or such earlier date as agreed by the parties hereto. Unless earlier terminated or extended as provided in the Lease or in this Second Amendment, the term of the 25th Floor Space shall expire on the expiration date of the Lease (i.e., September 30, 2000, unless earlier terminated or renewed in accordance with the terms and conditions of the Lease), it being the intent and purpose of the parties that the term of the premises under the Lease and the term of the 25th Floor Space under this Second Amendment be coterminous.

  4. Rent. Section 1(a) of the Lease is hereby amended by deleting that provision in its entirety and replacing it with the following new Section 1(a):

      (a)(i) Until the 25th Floor Space Commencement Date, Tenant shall pay the annual rent of Two Hundred Thirty-Three Thousand Two Hundred Seventy-Five Dollars ($233,275), payable in equal monthly installments in advance of Nineteen Thousand Four Hundred Thirty-Nine and 58/100 Dollars ($19,439.58) each on the first day of every calendar month during the term hereof, except that the rent for the first month of the term, and for any period prior to the first complete calendar month, shall be payable on execution of this Lease (the foregoing rental amount is based on Twenty-Five Dollars ($25) per rentable square foot of the premises).

      (a)(ii) Between the 25th Floor Space Commencement Date and September 30, 2000, Tenant shall pay the the aggregate annual rent of Two Hundred Ninety-Three Thousand Three Hundred Fifty Dollars ($293,350) payable in equal monthly installments in advance of Twenty-Four Thousand Four Hundred Forty-Five and 83/100 Dollars ($24,445.83) each on the first day of every calendar month during the term hereof, which amount consists of the following components: (A) with respect to that portion of the premises located on the 16th floor of the building, the annual rent shall be an amount equal to Two Hundred Thirty-Three Thousand Two Hundred Seventy-Five Dollars ($233,275) payable in equal monthly installments in advance of Nineteen Thousand Four Hundred Thirty-Nine and 58/100 Dollars ($19,439.58) each on the first day of every calendar month during the term hereof (the foregoing rental amount is based on Twenty-Five Dollars ($25) per rentable square foot of that portion of the premises located on the 16th floor), and (B) with respect to that portion of the premises located on the 25th floor of the building, the annual rent shall be an amount equal to Sixty Thousand Seventy-Five Dollars ($60,075) payable in equal monthly installments in advance of Five Thousand Six and 25/100 Dollars ($5,006.25) each on the first day of every calendar month during the term hereof (the foregoing rental amount is based on Twenty-Seven Dollars ($27) per rentable square foot of the portion of the premises located on the 25th floor).

  5. Tenant Improvements. Landlord shall cause its contractors to complete the tenant improvements in the 25th Floor Space in accordance with and subject to Exhibit B attached hereto as a part hereof.

  6. Operating Expenses. Landlord and Tenant acknowledge and agree that the 25th Floor Space shall be factored in the calculation of the Tenant's Pro Rata Share of Operating Expenses. Effective as of 25th Floor Space Commencement Date, Section 20(b)(1) of the Lease is hereby amended by deleting that provision in its entirety and replacing it with the new Section 20(b)(1):

      (1) Except as provided in this paragraph, the term "Base Amount" means the Operating Expenses for the calendar year 1995. With respect to the 25th Floor Space, the term "Base Amount" means the Operating Expenses for the calendar year 1997. The Base Amount shall be adjusted proportionately for Comparison Years that are not a full twelve (12) months.

  7. Real Estate Taxes. Landlord and Tenant acknowledge and agree that the 25th Floor Space shall be factored in the calculation of the Tenant's Pro Rata Share of Real Estate Taxes. Effective as of 25th Floor Space
Commencement Date, Section 21(b)(1) of the Lease is hereby amended by deleting that provision in its entirety and replacing it with the new Section 21(b)(1):

      (1) Except as provided in this paragraph, the term "Base Amount" means the Real Estate Taxes for the July 1, 1995-June 30, 1996 tax fiscal year. With respect to the 25th Floor Space, the term "Base Amount" means the Real Estate Taxes for the July 1, 1996-June 30, 1997 tax fiscal year. The Base Amount shall be adjusted proportionately for Comparison Years that are not a full twelve (12) months.

  8. Cancellation Fee. Section 39 of the Lease is hereby amended by deleting that provision in its entirety and replacing it with following new Section 39:

          Provided Tenant is not in default under this Lease, Tenant shall have the right to cancel this Lease effective at the end of the third
          (3rd) anniversary of the Commencement Date in accordance with the following terms and conditions:

          (a) If Tenant desires to so cancel this Lease, it shall provide written notice (the "Cancellation Notice") thereof to Landlord by no later than the end of the second (2nd) anniversary of the Commencement Date, time being of the essence;

          (b) From and after the date on which the term of this Lease is cancelled, Landlord and Tenant shall have no further liability to the other except for obligations that have accrued prior to the date of the cancellation and those obligations that survive such cancellation; and

          (c) In consideration of granting Tenant the privilege to cancel this Lease before its normally scheduled expiration date, Tenant shall pay to Landlord a cancellation fee totaling Two Hundred Ninety-Two Thousand Six Hundred Eighteen Dollars ($292,618) the ("Cancellation Fee"). Tenant shall pay the Cancellation Fee to Landlord as follows:

              (i) Tenant shall pay to Landlord an amount equal to One Hundred Forty-Six Thousand Three Hundred Nine Dollars ($146,309) simultaneously with tendering the Cancellation Notice to Landlord.

              (ii) Tenant shall pay to Landlord an amount equal to Seventy-Three Thousand One Hundred Fifty-Four and 50/100 Dollars ($73,154.50) one hundred eighty (180) days after the date of the Cancellation Notice.

              (iii) Tenant shall pay to Landlord an amount equal to Seventy-Three Thousand One Hundred Fifty-Four and 50/100 Dollars ($73,154.50) on the first anniversary of the Cancellation Notice.

   9. Conditions Precedent. Tenant acknowledges, understands, and agrees that Tenant's right to lease the 25th Floor Space as provided in this Second Amendment is expressly (a) subject and subordinate to the right of first refusal for the benefit of Tydings and Rosenberg ("Tydings"), a tenant on the 25th floor of the building, to lease all or any of the 25th floor of the building pursuant to a lease agreement between Landlord and Tydings, and (b) conditioned on the relocation of Robert Half International, Inc. ("Robert Half"), the tenant presently occupying the 25th Floor Space, on or before the 25th Floor Space Commencement Date. If Tydings exercises its right of first refusal, or Robert Half fails to relocate, or both, then this Second Amendment shall automatically become null and void, and neither party shall have any liability to the other.

  10. No Other Amendments. Except as hereby amended, the Lease remains in full force and effect.

  11. Binding Effect. This Second Amendment shall be binding on the parties hereto and their respective successors and assigns.

  12. Governing Law. This Second Amendment shall be interpreted and construed in accordance with Maryland law.

  13. Counterparts. This Second Amendment may be execured in one or more counterparts, each of which shall be deemed an original.

  IN WITNESS WHEREOF, this Second Amendment has been duly executed by the parties hereto as of the day and year first above written with the specific intention of creating a document under seal.


WITNESS:                100 EAST PRATT STREET LIMITED
                        PARTNERSHIP

                        By: 100 East Pratt Street, Inc., its managing general
                        partner
/s/ J. R. Mayo
---------------------   By:/s/ J. R. Mayo             (SEAL)
                           ---------------------------
                        Name: J. R. Mayo
                             --------------------------------
                        Title: Director, Finance, Investments
                               & Asset Management
                               IBM Real Estate Services
                               ------------------------------
                               IBM Real Estate Services



WITNESS:                THE HUNTER GROUP, INC.

/s/A. Scott Preston
---------------------   By: /s/ Terry L. Hunter (SEAL)
                           --------------------
                        Name: TERRY L. HUNTER
                             -------------------------------
                        Title: PRESIDENT & CEO
                              ------------------------------


STATE OF NEW YORK       )
COUNTY OF               )SS.:


   On this __ day of January, 1997, before me, _______________, a Notary Public in and for the State of New York, duly commissioned and sworn, personally appeared _______________, known to me to be the _______________ of 100 EAST PRATT STREET, INC., a Maryland corporation, the corporation described in and that executed the foregoing instrument, and also known to me to be the person who executed the foregoing instrument on behalf of the corporation therein named, and acknowledged to me that such corporation executed the same.

  IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal in the County and State aforesaid, the day and year in this certificate first above written.


STATE OF MARYLAND       )
COUNTY OF               )ss.:

  On this 7 day of January, 1997, before me, Lynn Moler, a Notary Public in and for the State of Maryland duly commissioned and sworn, personally appeared Terry L. Hunter, known to me to be the __________ President of THE HUNTER

GROUP, INC., a Maryland corporation, the corporation described in and that executed the foregoing instrument, and also known to me to be the person who executed the foregoing instrument on behalf of the corporation therein named, and acknowledged to me that such corporation executed the same.

   IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal in the County and State aforesaid, the day and year in this certificate first above written.


                                       /s/ Lynn C. Moler
                                       --------------------
                                       Notary Public

                                       LYNN C. MOLER
                                       NOTARY PUBLIC STATE OF MARYLAND
                                       MY COMMISSION EXPIRES: AUGUST 1, 1999

                                    EXHIBIT A
                                PLAT OF PREMISES

                                    EXHIBIT A

                                    25TH FLOOR

                                     [diagram]

                                       [diagram]

                              EXHIBIT B
                   TENANT IMPROVEMENTS WORK LETTER

  Construction of the 25th Floor Space shall be supervised by Landlord and shall be in accordance with the Construction Documents (as defined below). Such construction shall be referred to as "Landlord's Work." All of the equipment, fixtures and improvements installed pursuant to Landlord's Work shall be and remain the property of Landlord. Landlord shall not receive a supervisory fee for supervising Landlord's Work.

   1. Space and Design Plans.

      The "Space and Design Plans" shall mean plans for the construction of Landlord's Work, showing its partitions, doors and plans, and other illustrations as required to enable the preparation of Construction Documents and which shall set forth all necessary information regarding, electrical, telephone and light switch locations, lighting and reflected ceiling plan, equipment codes, wall finishes, floor finishes, signage location, millwork built-ins, architectural treatments, window covering and treatments, cabinet work, paneling, any custom features for the 25th Floor Space, and the types, color, size and finish of all such materials Tenant shall submit to Landlord Space and Design Plans.

  2. Construction Documents. By no later than February 1, 1997, tenant shall submit to Landlord the architectural, mechanical, electrical and plumbing construction documents (such documents referred to as the "Construction Documents") in appropriate biddable form to implement the space and Design Plans. If, at any time Landlord determines that the Construction Documents are not in appropriate biddable form to obtain bids or in appropriate form to obtain permits from any government authority (including if such Construction Documents are rejected by any government authority), Landlord may require that Tenant revise and resubmit such Construction Documents. Tenant shall revise and resubmit such Construction Documents within five (5) days of Landlord's request. Approval by Landlord of the Tenant's Working Drawings and Specification shall be non-technical approval and shall not be deemed to mean approval of structure, size of ducts or piping, adequacy of the electrical system, system/equipment capacities and other technical matters. Tenant is responsible for coordinating the proper and adequate design and construction of the Tenant's Improvements in compliance with laws.

  3. Contracts and Payment for Space and Design Plans and Construction
     Documents.

  Tenant shall contract directly with the design, engineering and architectural firms to draw the Space and Design Plans and the Construction Documents for Landlord's Work. All such firms shall be subject to Landlord's prior written approval not to be unreasonably withheld or delayed.

  4.  Selection of Contractor

      Based on the Construction Documents, Landlord shall prepare an invitation to bid which includes a copy of the proposed form of construction contract on the basis of a guaranteed maximum price contract on the basis of a guaranteed maximum price contract. Landlord shall submit bids to the contractors, in good faith, agreed upon by Landlord and Tenant (collectively, the "Qualified Contractors"). Landlord and Tenant shall mutually select the contractor to perform Landlord's Work from the bids received. If Tenant and Landlord fail to agree on a contractor within four (4) days thereafter, Landlord shall select the apparent low bidder (the contractor selected in accordance with the foregoing procedure is herein called the "Contractor"). The Contractor, with the approval of Landlord, shall select the subcontractors. The Contractor and subcontractors must be willing to agree to all requirements imposed by Landlord's construction and/or permanent lender (including any reasonable requirements relating to retainages, advances, insurance, bonding requirements, mechanics' lien waivers or otherwise) and penalties for late delivery of space. After selection of the Contractor, Landlord shall negotiate and execute a construction contract with the Contractor. Landlord may make changes to the form construction contract but the contract guaranteed maximum price shall remain the same without cost overruns except for Tenant change orders, Necessary Change Orders, and other change orders approved by Tenant. After approval of the Construction Documents, selection of the Contractor, and execution of the construction contract, the Contractor shall proceed with construction of Landlord's Work under the supervision of Landlord. Tenant shall evaluate and analyze all construction pricing to ensure current market pricing and to maximize the use of Landlord's Construction Contribution (as defined below). To that end, Landlord shall provide Tenant with all scheduled construction pricing for review and analysis.

  5.  Change Orders

      Landlord shall have the right to initiate any change order if such change order (a "Necessary Change Order") is necessary: (a) for compliance with any applicable laws; (b) in order to obtain necessary permits or certificate of occupancy; or (c) for Landlord's Work to be compatible with or coordinated with base building structure or systems. Landlord shall notify Tenant of any Necessary Change Order. Other than Necessary Change Orders, Landlord shall notify Tenant and obtain Tenant's consent prior to initiating a material change. Tenant shall notify Landlord of its approval or denial within two (2) business days of Landlord's request.

      Tenant (acting through Tenant's Authorized Representative) shall have the right to initiate change orders, subject to Landlord's reasonable approval. Landlord shall not unreasonably withhold its approval to any such Tenant-initiated change order proposal. Following receipt of a request for a change order, Landlord shall promptly (i.e., within 2 days) notify Tenant whether such request is approved, and if such request is approved Landlord shall submit to Tenant a written change order which shall include an estimate of the cost and any anticipated delays that will be incurred as a result of the change. Upon Tenant's execution of the written change order prepared by Landlord, the change shall be incorporated into Landlord's Work. Any delays caused by Tenant's change orders or Necessary Change Orders shall be treated as a Tenant Delay.

  6.  Payment of Cost.

      Landlord shall provide Tenant a total construction allowance of Seven Dollars ($7) per rentable square foot (the "Landlord's Construction Contribution") for the construction of the 25th Floor Space. Landlord's Construction Contribution shall be used by Landlord to complete Tenant's work as per the Construction Documents. Tenant shall pay for any overage of Landlord's construction within thirty (30) days of receipt of written bill. Failure by Tenant to tender payment for such improvements shall not delay the 25th Floor Space Commencement Date and shall be deemed a default of this Lease.

  7.  Performance and Completion of Landlord's Work.

      Tenant's Authorized Representative shall be given access to the 25th Floor Space during performance of the Landlord's Work, subject to such person's compliance with all safety rules, and provided he/she does not interfere with the Landlord's Work.

      After the 25th Floor Space is substantially completed, Landlord and Tenant shall agree to a punchlist of items which Landlord shall complete as promptly as reasonably possible, subject to Long-Lead Items. Said punchlist or the failure of Long-Lead Items to be installed shall have no effect on Tenant's obligation to pay rent or to accept possession of the 25th Floor Space and shall not result in an extension of the 25th Floor Space Commencement Date. Long-Lead Items will be completed and installed as soon as commercially reasonable.

      "Substantial completion" occurs on the date on which the 25th Floor Space is substantially complete and ready for occupancy in accordance with the Construction Documents except for punch list items, the completion of which will not materially adversely affect Tenant's ability to occupy the 25th Floor Space, and Long-Lead Items, which date Landlord and Tenant shall agree on in good faith. Landlord will exercise due diligence in completing all punch list items and Long-Lead Items. Tenant shall be entitled to withhold payment of sums for uncompleted items identified on the punchlist pending satisfactory completion of such uncompleted items.

      Tenant shall not be charged for use of elevators during the construction of Landlord Work and during actual move in to the building or at any time during the term, other than through its Pro Rata Share of Operating Expenses and Real Estate Taxes.

  8.  Uniformity of Building.

      To ensure the quality, uniformity and continuity of the building, Landlord and Tenant agree that:

      a. Suite Entry Security Systems. The suite entry security system, if any, shall conform to the suite security system specified by Landlord as standard for the entire building.

      b. Suite Entry Door. Landlord will prescribe a standard full height suite entry door (and hardware) on multi-tenanted floors from which Tenant shall not vary.

      c. Exit Door. Landlord will prescribe a standard full height exit door (and hardware) on multi-tenanted floors from which Tenant shall not vary.

      d. Light Fixtures. All fixtures shall be of a recessed nature and flush with the ceiling. All fixtures shall be subject to Landlord's approval, not to be unreasonably withheld.

   9. Installation of Items by Tenant.

      As provided in the Lease, upon notice to Landlord, Tenant and its agents and contractors shall have the right to enter the 25th Floor Space to install equipment and fixtures and other work above Landlord's Work to prepare the 25th Floor Space for Tenant's occupancy ("Tenant's Work") provided they do not interfere with the Landlord's Work or violate any safety rules. Such entry to and installation of work within the 25th Floor Space shall not, in and of itself constitute or be deemed to be Tenant's (or any person's claiming by, through or under Tenant) occupation of the 25th Floor Space for the purpose of conducting Tenant's (or such other person's) business. Before entering the 25th Floor Space to perform or cause to be performed the Tenant's Work, Tenant shall provide to Landlord evidence of the insurance coverages that Tenant is required to obtain and maintain under the terms and conditions of the Lease. Any delays caused by Tenant's interference shall be treated as Tenant Delays.

      Any contractor engaged by Tenant shall be solely responsible for the transportation, safekeeping, and storage of materials and equipment used in the performance of the Tenant's Work, for the removal of waste and debris resulting therefrom, and for any damage caused by them to any installation or work performed by any other party. The Tenant's Work shall comply with all applicable insurance requirements and all applicable laws and requirements and shall be performed in a good and workmanlike manner using only new, high grade materials.

   10. Tenant's Authorized Representative.

       Tenant shall designate a representative ("Tenant's Authorized Representative") as the person authorized to approve in writing all plans, drawings, specifications, change orders, charges and approvals pursuant to this Exhibit. No other party is authorized to act for or bind Tenant with respect to any of the foregoing matters.

   11. Disputes.

       Any dispute arising out of or in connection with this Work Letter shall be determined by arbitration in accordance with the rules of the American Arbitration Association, unless the parties hereto otherwise mutually agree. The determination of the arbitration shall be conclusive upon the parties and judgment upon the same may be entered in any court having jurisdiction over the parties and the subject matter of the dispute.

   12. Indemnification and Waiver of Claims.

       Landlord and Tenant hereby acknowledge and agree that the terms and provisions of Sections 2, 4, 5, 11, 13, 16, 19, 23, 28 and 29 of the Lease shall apply during the period commencing with Landlord's Work, through and including the 25th Floor Space Commencement Date (including during the Term).

   13. Substantial Completion.

       Landlord shall use commercially reasonable efforts to deliver possession of the 25th Floor Space substantially complete by April 1, 1997, subject to extensions caused by force majeure, and Tenant Delays (as defined below), extended for one (1) day for each day of delay caused by force majeure or Tenant Delays. For purposes of this Work Letter, force majeure shall include delays caused by war, insurrection, civil commotion, riots, act of God, or the enemy or governmental action, strikes, lockouts, picketing, accidents, failure of Landlord to obtain fuel or supplies, or any other causes beyond the reasonable control of Landlord. The April 1, 1997, outside date for the substantial completion of the 25th Floor Space shall be extended one (1) day for each day of delay caused by Landlord, e.g., unavailability of elevators other than unavailability caused by Tenant having to work together with other construction that is going on in the building, delays in responding to Tenant requests beyond three (3) business days in each instance, and delays caused solely by Landlord requiring Tenant to use certain subcontractors. For purposes of the Lease, substantial completion shall not include "Long-Lead Items", including but not limited to millwork, any special order material, any special order items, and punchlist items.

   14. Schedule.

       As used herein the term "Tenant Delay" shall be the sum of (i) each day beyond those dates specified herein for Tenant to respond to notice from Landlord or beyond those dates specified herein for Tenant to deliver documents until Tenant so responds or deliver such documents and (ii) each day of delay caused by Tenant Change Orders and Necessary Change Orders.